410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Appointment of Matthew J. Daley as New Vice President, Corporate Controller and Declares Quarterly Dividends

CHICAGO—(March 12, 2021)— Oil-Dri Corporation of America (NYSE: ODC) announced that the Board of Directors appointed Matthew J. Daley as Vice President, Corporate Controller effective March 10, 2021. Mr. Daley will report directly to Susan M. Kreh, Oil-Dri’s Chief Financial Officer. Mr. Daley will assume responsibility for managing all the corporate accounting and financial reporting functions across the organization.

“We are pleased to welcome Matt to our Oil-Dri team.” said Daniel S. Jaffee, Chief Executive Officer. “Matt is a seasoned finance and accounting executive with over 28 years of experience. With a career in both domestic and international businesses, I believe he will play an integral part in our company’s growth and success.”

Mr. Daley was previously with Johnson Controls, Inc. where he most recently served as Vice President, Group Controller of the Power Solutions business from 2018 to 2019 and as Chief Financial Officer, Asia Pacific from 2017 to 2018. He held various other finance and accounting leadership positions within Johnson Controls from 2002-2017. Prior to this, Mr. Daley worked in finance and accounting management roles at Federal Mogul Corporation, PricewaterhouseCoopers, LLP and United Home Health Services, Inc. He earned his bachelor’s degree in business administration, with an emphasis in accounting from Wayne State University and is a Certified Public Accountant.

Mr. Daley will transition to his new role with the assistance of Paula Krystopolski, Oil-Dri’s current Vice President, Corporate Controller who will be retiring on March 31, 2021. Ms. Krystopolski has been with the Company for over 20 years and served in many leadership positions including Manager, Financial Reporting, Corporate Accounting Manager, and Assistant Controller. During her tenure, she was instrumental in leading her team through two acquisitions and the implementation of the Sarbanes-Oxley Act. Her extensive work on the multi-year implementation of the Company’s Enterprise Resource Planning system greatly contributed to the success of the project and its long-lasting impact on the business.

Daniel S. Jaffee commented, “We have been extremely fortunate to have Paula be a vital part of our corporate accounting team for the last two decades. She is a dedicated, loyal teammate who exemplifies every one of our corporate values. She has proven to be an invaluable resource to me, her co-workers, the Board of Directors, the Audit Committee and the Pension Committee. I would like to extend my deepest gratitude to Paula for her commitment to our company, and I wish her all the best in her retirement.”

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515

On March 10, 2021, the Board of Directors also declared quarterly cash dividends of $0.26 per share of the Company’s Common Stock and $0.195 per share of the Company’s Class B Stock.

The dividends declared will be payable on May 28, 2021 to stockholders of record at the close of business on May 14, 2021. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for seventeen consecutive years.

The Company expects to release earnings for its third quarter of fiscal 2021 after the close of the U.S. stock market on Tuesday, June 8, 2021 and to host an Investor Teleconference on Wednesday, June 9, 2021. Teleconference participation details will be communicated via web alert and posted on the Events page of the Company’s website approximately one week prior to the call.
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Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 75 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals. To learn more about the Company, visit oildri.com.

Category: Dividends
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Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515